Exhibit 99.1

FOR IMMEDIATE RELEASE

July 26, 2005

PERKINELMER ANNOUNCES Q2 2005 RESULTS

•	EPS from Continuing Operations up 53%

•	Operating Cash Flow of $87 million up 53%

•	Health Sciences Revenues up 8%

BOSTON – PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Industrial Sciences, today announced GAAP earnings per share of $.26 from continuing operations on revenue of $425.5 million for the second quarter ended July 3, 2005. This second quarter EPS represents an increase of 53% over the GAAP earnings per share of $.17 in the second quarter of 2004.

Second quarter 2005 GAAP earnings per share of $.26 from continuing operations included a previously disclosed tax benefit and restructuring charges which provided a net benefit to earnings of $.06 per share. The second quarter 2005 results also included intangibles amortization expense of $7.4 million, or approximately $.04 per share. Excluding the net $.02 per share increase to earnings resulting from the tax and restructuring items as well as the intangibles amortization, the Company announced earnings per share from continuing operations of $.24. This adjusted earnings per share met the Thomson First CallTM consensus estimate of $.24 for the second quarter of 2005, and was also at the high end of the Company’s forecasted range of $.23 to $.24 for the quarter.

Second quarter 2005 revenue of $425.5 million increased 3% over the second quarter of 2004. Revenue growth of 5% in Life and Analytical Sciences and 5% in Optoelectronics was partially offset by a decline of Fluid Sciences revenue of 6% during the second quarter of 2005 compared to the same period last year. The effects of foreign exchange and acquisitions increased total second quarter 2005 revenue by 2% over the second quarter of 2004.

Second quarter 2005 revenue from Health Sciences end markets, representing 72% of total revenues for the quarter, increased 8% over the same period of 2004, driven primarily by continued strong revenue growth in the Company’s genetic screening, medical imaging, environmental and service businesses. Second quarter 2005 revenue from Industrial Sciences end markets decreased 7% compared to the second quarter of 2004, as revenue growth in aerospace and certain consumer electronics applications was offset primarily by declines in revenues from semiconductor and photoflash lighting businesses.

The Company’s total revenue for the six months ended July 3, 2005 was $841.4 million, up 5% compared with the first six months of 2004. Health Sciences revenue for the first six months of 2005 increased 8% compared to the same period of 2004. Industrial Sciences revenue decreased 4% during the first six months of 2005 compared to the first six months of 2004. For the first six months ended July 3, 2005 compared to the same period of 2004, revenue from Life and Analytical Sciences increased 6%, Optoelectronics revenue increased 8% and Fluid Sciences revenue decreased 6%.

The Company generated operating cash flow of $86.8 million in the second quarter of 2005, up 53% compared to operating cash flow of $56.6 million for the second quarter of 2004. Free cash flow for the second quarter of 2005, defined as operating cash flow of $86.8 million less capital expenditures of $7.0 million, was $79.8 million for the second quarter of 2005, representing an increase of 55% over the same period of 2004. Free cash flow for the second quarter of 2004 was $51.5 million, and was comprised of operating cash flow of $56.6 million less capital expenditures of $5.1 million. During the second quarter of 2005, the Company reduced debt by $104 million, including paying off the remaining balance of its term loan. Cash and cash equivalents were $158.7 million at the end of the second quarter of 2005.

“We were pleased to deliver a strong quarter of earnings growth and excellent cash flow,” said Gregory L. Summe, Chairman and CEO of the Company. “We continue to see good momentum in most of our growth platforms with product lines representing about 40% of our revenue posting double-digit growth. During the quarter, we reinvested some of our financial gains to further accelerate the Company’s shift of resources into geographic regions and product lines that drive our growth strategy,” added Summe.

GAAP operating profit during the second quarter of 2005 was $27.7 million. Attached to this press release is a reconciliation of second quarter 2005 GAAP operating profit by segment to earnings excluding intangibles amortization and restructuring charges. Excluding intangibles amortization and restructuring charges, operating profit for the second quarter of 2005 was $50.0 million or approximately 11.8% of revenues up from 11.6% in the second quarter of 2004. This increase in second quarter 2005 operating margin, excluding intangibles amortization and restructuring charges detailed in the attached reconciliation, was due to an increase of 120 basis points in Life and Analytical Sciences operating margin and an increase of 60 basis points in Optoelectronics operating margin, that were partially offset by a 390 basis point decline in Fluid Sciences operating margin.

Financial overview by reporting segment:

Life and Analytical Sciences reported revenue of $270.8 million for the second quarter of 2005, up 5% from revenue of $257.9 million in the second quarter of 2004, driven primarily by revenue growth in the Company’s genetic screening, service and environmental businesses.

The segment’s GAAP operating profit for the second quarter of 2005 was $15.7 million. The segment’s operating profit for the second quarter of 2005, excluding intangibles amortization and restructuring charges detailed in the attached reconciliation, was $33.2 million, or 12.3% of revenues, representing an increase of 120 basis points over the same period of 2004.

Optoelectronics reported revenue of $98.4 million for the second quarter of 2005, an increase of 5% from revenue of $94.1 million for the second quarter of 2004, with growth in most of the segment’s businesses, including medical imaging and sensors, offset primarily by a revenue decline in photoflash lighting.

The segment’s GAAP operating profit for the second quarter of 2005 was $12.3 million. The segment’s operating profit for the second quarter of 2005, excluding intangibles amortization and restructuring charges detailed in the attached reconciliation, was $16.2 million, or 16.4% of revenues, representing an increase of 60 basis points over the same period of 2004.

Fluid Sciences reported revenue of $56.3 million for the second quarter of 2005, down 6% from revenue of $60.1 million in the second quarter of 2004, as revenue growth in the Company’s aerospace business was offset by a decline in revenue from the Company’s semiconductor business.

The segment’s GAAP operating profit for the second quarter of 2005 was $5.8 million. The segment’s operating profit for the second quarter of 2005, excluding intangibles amortization and restructuring charges detailed in the attached reconciliation, was $6.7 million, or 11.8% of revenues, down 390 basis points over the same period of 2004.

Total net income for the second quarter of 2005 was $28.9 million and included a loss from the results and disposition of discontinued operations, net of income taxes, of $5.2 million. Net earnings per share, including a loss from the results and disposition of discontinued operations of $.04 per share for the second quarter of 2005, were $.22 per share.

For the third quarter of 2005, the Company projects GAAP earnings per share from continuing operations of between $.22 and $.23. Excluding the impact of intangibles amortization, the Company projects earnings per share from continuing operations of between $.26 and $.27 for the third quarter of 2005. For the full year 2005, the Company increased its guidance for GAAP earnings per share to a range between $.96 and $1.01 that includes the net effect from the tax benefit and restructuring charges recorded in the second quarter of 2005. Excluding the impact of intangibles amortization and the second quarter tax benefit and restructuring charges, the Company is raising the lower end of its full year 2005 earnings per share guidance to a new range of $1.07 to $1.10.

The Company will discuss its second quarter results in a conference call on July 27, 2005 at 10:00 a.m. Eastern Time (ET). To listen to the call live, please tune into the webcast via www.perkinelmer.com. A playback of this conference call will be available beginning 1:00 p.m. ET, Wednesday, July 27, 2005. The playback phone number is (719) 457-0820 and the code number is 1794751.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of earnings per share, operating profit and operating margin, in each case excluding amortization of acquisition-related intangible assets and restructuring charges. This press release also contains a non-GAAP financial measure of earnings per share excluding intangibles amortization, restructuring charges and a tax benefit. We exclude the amortization of acquisition-related intangibles, restructuring charges, and, where applicable, the tax benefit in calculating these non-GAAP measures because such items are outside of our normal operations. We believe that the inclusion of these non-GAAP financial measures in this press release also helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. PerkinElmer’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision-making.

This press release also contains a non-GAAP financial measure of free cash flow. We define free cash flow as our net cash provided by operating activities minus our capital expenditures. We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. Therefore, we believe that this measure may be similarly useful and informative to investors.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries; (2) risks related to our failure to introduce new products in a timely manner; (3) the impact of our debt on our cash flow and investment opportunities; (4) our ability to comply with financial covenants contained in our credit agreements and our debt instruments; (5) a delay in resolution of the Company’s tax audits and an adverse determination by the Internal Revenue Service with respect to the Company’s tax audits; (6) cyclical downturns continuing to affect several of the industries into which we sell our products; (7) our ability to adjust our operations to address unexpected changes; (8) our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business; (9) the loss of any of our licenses that may require us to stop selling products or lose competitive advantage; (10) competition; (11) regulatory compliance; (12) regulatory changes; (13) our failure to obtain and enforce intellectual property protection; (14) our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets; (15) other factors which we describe under the caption “Forward-Looking Information and Factors Affecting Future Performance” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Other Information

Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Industrial Sciences end markets include military/aerospace, semiconductor, consumer electronics, safety and security, and other.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Industrial Sciences markets to improve the quality of life. The Company reported revenues of $1.7 billion in 2004, has 10,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

# # #

For further information:

Contact:

Dan Sutherby

PerkinElmer, Inc.

(781) 431-4306

PerkinElmer, Inc. and Subsidiaries

INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	3-Jul-05	27-Jun-04	3-Jul-05	27-Jun-04
Sales	$425,546	$412,080	$841,433	$804,346

Cost of Sales	254,571	245,506	501,156	484,961
Research and Development Expenses	22,900	21,539	46,479	41,417
In-Process Research and Development Charge	—	—	194	—
Selling, General and Administrative Expenses	97,673	97,214	199,880	192,535
Restructuring Charges, Net	14,935	—	14,935	—
Losses (Gains) on Dispositions, Net	397	—	397	(363)
Amortization of Intangible Assets	7,400	7,077	14,732	14,178

Operating Income From Continuing Operations	27,670	40,744	63,660	71,618

Extinguishment of Debt	6,210	366	6,210	1,532
Interest Income	(625)	(355)	(1,297)	(840)
Interest Expense	8,100	9,272	16,556	19,047
Gains on Dispositions of Investments, Net	(5,444)	—	(5,444)	—
Other (Income) Expense, Net	(350)	578	144	(342)

Income From Continuing Operations Before Income Taxes	19,779	30,883	47,491	52,221

(Benefit From) Provision for Income Taxes	(14,330)	8,704	(6,762)	14,832

Net Income From Continuing Operations	34,109	22,179	54,253	37,389

Loss From Discontinued Operations, Net of Income Taxes	(409)	(1,344)	(801)	(3,085)
Loss on Disposition of Discontinued Operations, Net of Income Taxes	(4,802)	—	(4,725)	(198)

Net Income	$28,898	$20,835	$48,727	$34,106

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.26	$0.17	$0.41	$0.29

Loss From Discontinued Operations, Net of Income Taxes	—	(0.01)	(0.01)	(0.02)
Loss on Disposition of Discontinued Operations, Net of Income Taxes	(0.04)	—	(0.04)	—

Net Income	$0.22	$0.16	$0.37	$0.26

Weighted Average Diluted Shares of Common Stock Outstanding	130,718	129,362	130,887	129,148

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from Continuing Operations	$0.26	$0.17
Amortization of Intangible Assets, Net of Income Taxes	0.04	0.04
Restructuring Charges, Net of Income Taxes	0.09	—
Tax Benefit - $19.923M	(0.15)	—

EPS excluding Amortization of Intangible Assets and Other Items	$0.24	$0.21

Thomson First Call™ EPS	$0.24

PerkinElmer, Inc. and Subsidiaries

Sales and Operating Profit (Loss)

	Three Months Ended		Six Months Ended
(In thousands)	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Life and Analytical Sciences
Sales	$270,777	$257,869	$535,551	$507,116
OP$ reported	15,667	22,135	37,625	38,118
Amortization expense	6,538	6,551	13,113	13,125
Restructuring charges	11,035	—	11,035	—

OP$ adjusted	33,240	28,686	61,773	51,243
OP% adjusted	12.3%	11.1%	11.5%	10.1%

Optoelectronics
Sales	98,425	94,147	194,818	179,679
OP$ reported	12,318	14,530	25,546	26,154
Amortization expense*	642	306	1,373	613
Restructuring charges	3,210	—	3,210	—

OP$ adjusted	16,170	14,836	30,129	26,767
OP% adjusted	16.4%	15.8%	15.5%	14.9%

Fluid Sciences
Sales	56,344	60,064	111,064	117,551
OP$ reported	5,761	9,181	12,573	17,490
Amortization expense	220	220	440	440
Restructuring charges	690	—	690	—

OP$ adjusted	6,671	9,401	13,703	17,930
OP% adjusted	11.8%	15.7%	12.3%	15.3%

Other
OP$ reported	(6,076)	(5,102)	(12,084)	(10,144)

Continuing Operations
Sales	$425,546	$412,080	$841,433	$804,346
OP$ reported	27,670	40,744	63,660	71,618
Amortization expense*	7,400	7,077	14,926	14,178
Restructuring charges	14,935	—	14,935	—

OP$ adjusted	$50,005	$47,821	$93,521	$85,796

OP% adjusted	11.8%	11.6%	11.1%	10.7%

*	Includes In-Process Research and Development Charge in the amount of $194 in Q1 2005.

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PERKINELMER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	July 3, 2005	April 3, 2005	January 2, 2005	June 27, 2004
	(In thousands)
Current assets:
Cash and cash equivalents	$158,733	$184,213	$197,513	$196,728
Accounts receivable, net	269,216	286,292	286,927	273,589
Inventories	192,919	200,302	192,518	187,395
Other current assets	74,623	70,601	68,874	98,344
Current assets of discontinued operations	552	1,823	1,798	3,930

Total current assets	696,043	743,231	747,630	759,986

Property, plant and equipment:
At cost	619,092	634,207	628,793	616,403
Accumulated depreciation	(403,611)	(404,345)	(393,726)	(370,512)

Net property, plant and equipment	215,481	229,862	235,067	245,891
Marketable securities and investments	9,220	10,302	10,479	10,073
Intangible assets, net	411,120	399,215	397,445	410,571
Goodwill	1,058,715	1,078,266	1,073,869	1,026,959
Other assets	101,847	104,848	110,016	98,833
Long-term assets of discontinued operations	—	786	1,001	1,530

Total assets	$2,492,426	$2,566,510	$2,575,507	$2,553,843

Current liabilities:
Short-term debt	$5,887	$9,663	$9,714	$4,945
Accounts payable	145,372	145,395	145,859	128,591
Accrued restructuring and integration costs	14,538	1,987	3,045	5,152
Accrued expenses	300,071	275,396	286,313	300,963
Current liabilities of discontinued operations	4,570	1,291	1,036	2,183

Total current liabilities	470,438	433,732	445,967	441,834

Long-term debt	268,334	364,761	364,874	484,431
Long-term liabilities	295,953	307,327	304,581	260,388

Total liabilities	1,034,725	1,105,820	1,115,422	1,186,653

Commitments and contingencies

Total stockholders’ equity	1,457,701	1,460,690	1,460,085	1,367,190

Total liabilities and stockholders’ equity	$2,492,426	$2,566,510	$2,575,507	$2,553,843

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended		Six Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
	(In thousands)
Operating Activities:
Net income	$28,898	$20,835	$48,727	$34,106
Loss from discontinued operations, net of income taxes	409	1,344	801	3,085
Loss from disposition of discontinued operations, net of income taxes	4,802	—	4,725	198

Net income from continuing operations	34,109	22,179	54,253	37,389

Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock based compensation	4,560	4,289	5,481	5,095
Amortization of debt discount and issuance costs	2,903	1,350	3,721	3,561
Depreciation and amortization	18,813	18,946	37,983	38,088
In-process research and development	—	—	194	—
Losses (gains) on dispositions, net	397	—	397	(363)
Changes in operating assets and liabilities:
Accounts receivable	7,974	5,394	4,435	10,876
Inventories	3,429	5,807	(4,750)	(1,910)
Accounts payable	1,954	(11,702)	2,177	(24,436)
Accrued restructuring and integration costs	12,551	(864)	11,493	(2,903)
Accrued expenses and other	25	11,495	(15,112)	18,837

Net Cash Provided by Continuing Operations	86,715	56,894	100,272	84,234

Net Cash Provided by (Used in) Discontinued Operations	125	(257)	38	(1,151)

Net Cash Provided by Operating Activities	86,840	56,637	100,310	83,083

Investing Activities:
Capital expenditures	(7,019)	(5,073)	(11,944)	(8,260)
Proceeds from disposition of property, plant and equipment, net	5,936	—	6,258	2,056
Proceeds from disposition or settlement of business, net	6,306	—	6,556	—
Proceeds received (cash used) related to acquisitions, net of cash acquired	—	2,765	(13,138)	2,765

Net Cash Provided by (Used in) Continuing Operations	5,223	(2,308)	(12,268)	(3,439)

Net Cash Provided by Discontinued Operations	—	306	395	306

Net Cash Provided by (Used in) Investing Activities	5,223	(2,002)	(11,873)	(3,133)

Financing Activities:
Prepayment of senior subordinated debt	(34,125)	—	(34,125)	—
Prepayment of term loan debt	(69,825)	(15,000)	(70,000)	(60,000)
(Decrease) increase in other credit facilities	(732)	8	(950)	(456)
Proceeds from issuance of common stock for employee benefit plans	1,333	1,703	3,976	5,361
Cash dividends	(9,073)	(8,942)	(18,110)	(17,846)

Net Cash Used in Financing Activities	(112,422)	(22,231)	(119,209)	(72,941)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,121)	(1,147)	(8,008)	(1,780)

Net (Decrease) Increase in Cash and Cash Equivalents	(25,480)	31,257	(38,780)	5,229
Cash and Cash Equivalents at Beginning of Period	184,213	165,471	197,513	191,499

Cash and Cash Equivalents at End of Period	$158,733	$196,728	$158,733	$196,728

PREPARED IN ACCORDANCE WITH GAAP